Exhibit 99.1

[PARK OHIO LOGO]

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200

Park-Ohio Continues Strong Sales and Profits for Second Quarter 2004

     CLEVELAND, OHIO, July 28, 2004 — Park-Ohio Holdings Corp. (NASDAQ:PKOH), today announced results for its second quarter ended June 30, 2004.

SIX MONTHS RESULTS

     Park-Ohio reported net income of $12.5 million or $1.12 per share dilutive for the first six months of 2004, a 145% increase on net income of $5.1 million or $.47 per share dilutive in the same period of 2003. Park Ohio reported net sales of $393.3 million for the first six months of 2004, a 25% increase on sales of $314.8 million in the same period of 2003.

SECOND QUARTER RESULTS

     Park-Ohio reported net income of $6.7 million or $.60 per share dilutive for the second quarter of 2004, a 148% increase on net income of $2.7 million or $.25 per share dilutive in the same period of 2003. Park Ohio reported net sales of $200.9 million for second quarter 2004, a 26% increase on sales of $159.9 million in the same quarter of 2003.

     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “Revenue growth continues in each of our business segments. We expect to post EPS of between $1.80 and $2.00 for 2004.”

     A conference call reviewing Park-Ohio’s second quarter results will be broadcast live over the Internet on Thursday, July 29, commencing at 10:00 am EST. Simply log on to:

http://www.pkoh.com or
http://phx.corporate-ir.net/playerlink.zhtml?c=69908&s=wm&e=921498.

     Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products for industrial original equipment manufacturers. Headquartered in Cleveland, Ohio, the Company operates 21 manufacturing sites and 32 supply chain logistics facilities.

     This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations are the cyclical nature of the vehicular industry, timing of cost reductions, labor availability and stability, changes in economic and industry conditions, adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities, the uncertainties of environmental, litigation or corporate contingencies, and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

-more-

23000 Euclid Avenue o Cleveland, Ohio 44117 o 216-692-7200 / Fax 216-692-7174

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$200,908	$159,916	$393,278	$314,767
Cost of products sold	167,256	134,069	329,388	264,510

Gross profit	33,652	25,847	63,890	50,257
Selling, general and administrative expenses	19,755	15,620	37,452	30,699

Operating income	13,897	10,227	26,438	19,558
Interest expense	6,196	6,695	12,332	13,452

Income before income taxes	7,701	3,532	14,106	6,106
Income taxes	1,035	835	1,626	972

Net income	$6,666	$2,697	$12,480	$5,134

Amounts per common share:
Basic	$0.63	$0.26	$1.18	$0.49
Diluted	$0.60	$0.25	$1.12	$0.47

Common shares used in the computation
Basic	10,603	10,501	10,584	10,499
Diluted	11,164	10,903	11,129	10,878

Other financial data:
EBITDA, as defined	$17,884	$14,337	$34,426	$27,928

Note A—The effective income tax rate for the first six months of 2004 is less than the statutory Federal income tax rate due primarily to the non-recognition of net operating loss carryforwards.

Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization,certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA could be useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net income	$6,666	$2,697	$12,480	$5,134
Add back:

Income taxes	1,035	835	1,626	972
Interest expense	6,196	6,695	12,332	13,452
Depreciation and amortization	3,937	4,009	7,904	8,212
Miscellaneous	50	101	84	158

EBITDA, as defined	$17,884	$14,337	$34,426	$27,928

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	June 30	December 31
	2004	2003
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$2,758	$3,718
Accounts receivable, net	142,245	100,938
Inventories	171,803	149,075
Other current assets	9,833	10,780

Total Current Assets	326,639	264,511

Property, Plant and Equipment	230,858	225,710
Less accumulated depreciation	136,214	129,559

Total Property Plant and Equipment	94,644	96,151

Other Assets
Goodwill	82,191	82,278
Net assets held for sale	2,113	2,321
Other	63,643	62,191

Total Other Assets	147,947	146,790

Total Assets	$569,230	$507,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$93,259	$66,158
Accrued expenses	56,977	46,623
Current portion of long-term liabilities	2,736	2,811

Total Current Liabilities	152,972	115,592

Long-Term Liabilities, less current portion 9.25% Senior Subordinated Notes due 2007	199,930	199,930
Revolving credit maturing on July 30, 2007	112,700	101,000
Other long-term debt	8,856	8,234

Other postretirement benefits and other long-term liabilities	26,044	26,671

Total Long-Term Liabilities	347,530	335,835

Shareholders’ Equity	68,728	56,025

Total Liabilities and Shareholders’ Equity	$569,230	$507,452

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
NET SALES
ILS	$114,849	$96,525	$231,114	$188,877
Aluminum Products	28,269	23,931	55,850	47,973
Manufactured Products	57,790	39,460	106,314	77,917

	$200,908	$159,916	$393,278	$314,767

INCOME BEFORE INCOME TAXES

ILS	$8,269	$6,237	$17,478	$12,085
Aluminum Products	2,744	3,222	4,331	6,800
Manufactured Products	5,229	2,598	8,521	3,746

	16,242	12,057	30,330	22,631
Corporate and Other Costs	(2,345)	(1,830)	(3,892)	(3,073)
Interest Expense	(6,196)	(6,695)	(12,332)	(13,452)

	$7,701	$3,532	$14,106	$6,106